As filed with the Securities and Exchange Commission on June 29, 2010

Registration No. 333-162057

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-3
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

SPECTRUM BRANDS, INC.
(Exact Name of Registrant as Specified in its Charter)
Delaware (State or other jurisdiction of incorporation or organization)	22-2423556 (I.R.S. Employer Identification Number)

601 Rayovac Drive
Madison, Wisconsin 53711
(608) 275-3340
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

John T. Wilson, Esq.
Senior Vice President, Secretary and General Counsel
Spectrum Brands Holdings, Inc.
2520 Northwinds Parkway, Ste 550
Alpharetta, GA 30009
(770) 360-5271
(Name, address, including zip code, and telephone
number, including area code, of registrant’s agent for service)

Not Applicable
(Approximate date of commencement of proposed sale to the public)

If the only securities being registered on this form are being offered pursuant to dividend reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box:  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box:  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☒	Smaller reporting company ☐
(Do not check if a smaller reporting company)

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-3 (Registration No. 333-162057) of Spectrum Brands, Inc., a Delaware corporation (“Spectrum”), which was filed with the Securities and Exchange Commission on September 22, 2009, and amended by amendments thereto filed on October 29, 2009 and November 2, 2009 (as amended, the “Registration Statement”).  The Registration Statement was filed in connection with the registration of the following securities of Spectrum:

1.	12% Senior Subordinated Toggle Notes due 2019 (together with the related guarantees, the “Notes”); and

2.	Common Stock, par value $0.01 per share (the “Spectrum Common Stock”).

On February 9, 2010, Spectrum entered into the Agreement and Plan of Merger (as amended, the “Merger Agreement”) with Russell Hobbs, Inc., a Delaware corporation, Spectrum Brands Holdings, Inc., a Delaware corporation (“Holdings”), Battery Merger Corp., a Delaware corporation and a direct wholly-owned subsidiary of Holdings and Grill Merger Corp., a Delaware corporation and a direct wholly-owned subsidiary of Holdings.

On June 16, 2010, upon the consummation of the transactions contemplated by the Merger Agreement (the “Effective Time”), among other things, each share of Spectrum Common Stock was canceled and converted into the right to receive one share of common stock of Holdings.

As a result of the foregoing, Spectrum has terminated all offerings of Spectrum Common Stock pursuant to its existing registration statements, including the Registration Statement.  In accordance with the undertaking of Spectrum, as required by Item 512(a)(3) of Regulation S-K, Spectrum is filing this Post-Effective Amendment No. 1 to the Registration Statement to remove from registration all shares of Spectrum Common Stock registered under the Registration Statement which remained unsold as of the Effective Time.

This Post-Effective Amendment No. 1 to the Registration Statement is being filed solely with respect to the Spectrum Common Stock.  The Notes remain registered under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on June 29, 2010.

SPECTRUM BRANDS, INC.

By:	/s/ John T. Wilson
Name: John T. Wilson
Title: Senior Vice President, Secretary and General Counsel